Exhibit 99.1

AerSale Reports Second Quarter 2023 Results

Second Quarter 2023 Highlights

●	Revenue of $69.3 million versus $139.6 million in the prior year period.
●	GAAP net loss of $2.7 million versus GAAP net income of $26.5 million in the prior year period.
●	Adjusted Net Loss of $0.6 million versus Adjusted Net Income of $31.7 million in the prior year period.
●	Adjusted EBITDA[1] of $(0.5) million versus $41.1 million in the prior year period.
●	Revenue and earnings reflect the pacing of flight equipment sales.
●	Flight equipment sales of $13.3 million comprising of four engines and no aircraft versus $92.5 million consisting of three engines and three aircraft in the prior period, which included two AerSale converted Boeing 757 freighters and a Boeing 747 freighter.
●	2023 guidance update: expects revenue in the range of $400 - $440 million and adjusted EBITDA in the range of $40 - $55 million, which excludes any potential AerAware sales[2].
●	Updated 2023 guidance takes into consideration soft demand in the freight market that is likely to extend the sales cycle of AerSale’s Boeing 757 passenger to freighter (“P2F”) converted aircraft.
●	Company has completed FAA requested modifications of AerAware, with final flight testing tentatively scheduled to commence the week of August 14th or August 21st.

Coral Gables, Florida – August 8, 2023 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the second quarter ended June 30, 2023. The Company’s revenue for the second quarter of 2023 was $69.3 million compared to $139.6 million in the second quarter of 2022. Revenue for the second quarter of 2023 included $13.3 million of flight equipment sales compared to $92.5 million of flight equipment sales in the prior-year period. Flight equipment sales in the second quarter of 2023 consisted of only four engines and no aircraft compared to three engines and three aircraft in the second quarter of 2022, which included two AerSale converted Boeing 757 freighter aircraft and a Boeing 747 Freighter. The decline in sales was primarily the result of the pacing of flight equipment sales, which tend to occur at irregular intervals throughout the year as evidenced by these fluctuations, which led to record first and second quarters in 2022. As a reminder to investors, the Company’s revenues are likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on asset purchases and related sales.

GAAP net loss was $2.7 million in the second quarter of 2023, compared to GAAP net income of $26.5 million in the prior year period. AerSale recognized a mark-to-market adjustment income of $1.4 million related to the private warrant liability, $3.0 million of stock-based compensation expenses within payroll expenses, $0.3 million in facility relocation costs, and $0.3 million of secondary issuance costs during the second quarter of 2023. In the second quarter of 2022, the mark-to-market adjustment income related to the private warrant liability was $1.4 million and stock-based compensation expenses were $3.9 million. Excluding these non-cash and unusual items adjusted for tax, Adjusted Net Loss was $0.6 million in the second quarter of 2023 compared to Adjusted Net Income of $31.7 million in the second quarter of 2022.

Diluted loss per share was $0.08 for the second quarter of 2023 and diluted earnings per share was $0.47 in the second quarter of 2022. Adjusted for the non-cash and unusual items noted above, adjusted diluted loss per share was $0.03 for the second quarter of 2023 compared to adjusted diluted earnings per share of $0.56 in the second quarter of 2022.

1 Adjusted net loss, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures. See “Non-GAAP Financial Measures” and “Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful and a detailed reconciliation of these measures to the most directly comparable GAAP measure.

2 A reconciliation of non-GAAP adjusted EBITDA guidance to net (loss) income, the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “As noted in our first quarter report, second quarter volume was meaningfully lower than the second quarter of 2022. This is entirely the result of fewer flight equipment sales, which fluctuate significantly from quarter to quarter. Commercial demand was strong during the period and our core business has continued to grow with greater demand for used serviceable material (“USM”) and our maintenance, repair and overhaul (“MRO”) offerings.”

Finazzo added, “We are reducing full-year expectations for our 757 program, as the freight market has softened in response to higher interest rates and tightening economic conditions, which have eased demand for consumer products. This adds some uncertainty to the timing and type of monetization of these assets, as we deploy this feedstock to the highest potential rate of return using our multi-dimensional value extraction model, which includes flight equipment sales, lease, and USM.

Looking forward, we anticipate the second quarter to be the trough quarter as we begin to see the benefits of the robust feedstock already purchased or in the pipeline exceeding $200 million year-to-date, the monetization of post-conversion 757s, and the FAA Supplemental Type Certification (“STC”) of AerAware, our Enhanced Flight Vision System for the Boeing 737NG series of aircraft.”

Asset Management Solutions (“Asset Management") revenue decreased to $37.1 million during the second quarter of 2023 compared to $114.5 million in the second quarter of 2022, because of the pacing of flight equipment sales mentioned above. USM revenue was up from the year-ago quarter fueled by growth in demand and availability of feedstock, while leasing revenue fell due to the planned reduction of the aircraft leasing portfolio.

TechOps revenue increased 28.7% to $32.3 million in the second quarter of 2023 from $25.1 million in the second quarter of 2022 primarily owing to growth in revenue generated by AerSale’s Goodyear, Arizona on-airport MRO facility from additional capacity dedicated to customer aircraft, as well as higher revenue from component MROs.

Adjusted EBITDA in the second quarter of 2023 was $(0.5) million compared to $41.1 million in the second quarter of 2022. The decline in adjusted EBITDA is largely attributable to lower flight equipment sales, and no aircraft sales during the period. Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted EBITDA.

Cash used in operating activities was $129.2 million as a result of increased investments in feedstock that should drive earnings growth in the second half of 2023. AerSale ended the quarter with $34.6 million in cash and has an undrawn revolving credit facility which was recently renewed for a five-year term, upsized to $180 million and expandable to $200 million.

Update on AerAware

AerSale is in the final stage of the FAA’s certification of AerAware, which involves the completion of five sets of flight tests. Flight testing began in February, and AerSale has passed four of the five sets. The fifth set of flight tests is to demonstrate the reliability of the system. During the first four sets, the FAA proposed several adjustments and enhancements to the system, which the Company has now successfully incorporated. This demonstration has been tentatively scheduled for the week commencing August 14th or August 21st, subject to final paperwork and weather, with the fifth set of flight tests to begin immediately thereafter. The final set of flight testing is expected to be completed in approximately one week, and upon successful completion, it is typical to receive an STC within 30 days.

Second Quarter 2023 Results of Operations

AerSale reported revenue of $69.3 million in the second quarter of 2023, which included $13.3 million of flight equipment sales comprising of only four engines and no aircraft. The Company’s revenue for the second quarter of 2022 was $139.6 million and included $92.5 million of flight equipment sales consisting of three aircraft and three engines, which included two AerSale converted Boeing 757 freighter aircraft and a Boeing 747 freighter. Investors should note that the first quarter of 2022 had also experienced record flight equipment sales of $75.9 million. Flight equipment sales may significantly vary quarter-to-quarter and AerSale believes the full-year analysis, rather than year-over-year quarterly comparisons, is a more appropriate measurement of the

Company’s progress.

Asset Management revenue decreased 67.6% to $37.1 million in the second quarter of 2023 resulting from the reduction in flight equipment sales. USM parts sales grew from the year-ago quarter driven by expanding demand and availability of feedstock, which was offset by no revenue from aircraft leasing.

TechOps revenue improved 28.7% to $32.3 million in the second quarter of 2023 from $25.1 million in the year-ago period. The TechOps business benefited from additional capacity dedicated to customer aircraft at the Company’s Goodyear on-airport MRO facility along with growth in component MROs. As previously mentioned, AerSale sub-contracted third-party providers at the beginning of the fourth quarter of 2022 to perform 12 757 P2F conversions initially planned to be completed at its Goodyear facility, enabling the Company to increase capacity for third-party services.

Gross margin was 29.1% in the second quarter of 2023 compared to 39.4% in the year ago period, which was mainly the outcome of the sales mix that consisted of fewer high-margin flight equipment sales.

Selling, general and administrative expenses were $27.1 million in the second quarter of 2023 versus $23.5 million in the second quarter of 2022. AerSale incurred $3.0 million of stock-based compensation expenses in the second quarter of 2023 versus $3.9 million in the second quarter of 2022.

Loss from operations was $7.0 million in the second quarter of 2023 and income from operations was $31.5 million in the second quarter of 2022.

Income tax benefit was $2.4 million in the second quarter of 2023 and income tax expense was $6.3 million in the second quarter of 2022.

GAAP net loss for the second quarter of 2023 was $2.7 million, compared to GAAP net income of $26.5 million in the second quarter of 2022. Adjusted for stock-based compensation, mark-to-market adjustment to the private warrant liability, facility relocation costs, and secondary issuance costs, Adjusted Net Loss was $0.6 million in the second quarter of 2023 while Adjusted Net Income was $31.7 million in the second quarter of 2022. Diluted loss per share was $0.08 for the second quarter of 2023 and diluted earnings per share was $0.47 in the second quarter of 2022. Adjusted for the above-mentioned non-cash and unusual items, diluted loss per share was $0.03 for the second quarter of 2023 while diluted earnings per share was $0.56 in the second quarter of 2022.

Adjusted EBITDA in the second quarter of 2023 was $(0.5) million, compared to $41.1 million in the second quarter of 2022. The decrease in adjusted EBITDA resulted from fewer high-margin flight equipment sales.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “As we had pointed out during our last earnings call, second quarter 2023 results were meaningfully impacted by fluctuations in high margin flight equipment sales. The second quarter of 2022 included $92.5 million of such higher margin flight equipment sales while the second quarter of 2023 included only $13.3 million. Looking ahead, we have reduced guidance to reflect soft demand in the freight market that is impacting the 757 P2F conversion program. Notwithstanding these short-term market dynamics, we believe the long-term underlying fundamentals of our business remain robust.”

Updated 2023 Guidance

AerSale now expects to generate revenue of $400 - $440 million and adjusted EBITDA of $40 - $55 million in 2023. This updated guidance takes into account soft demand in the freight market that is anticipated to extend the sales cycle of AerSale’s converted 757s as previously estimated by the Company. This reduced guidance for 2023 does not reflect potential sales of AerAware as the product is in its final stages of FAA approval.

Conference Call Information

The Company will host a conference call today, August 8, 2023, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-407-3982, international callers may use 1-201-493-6780, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until August 22, 2023. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13740127. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our private warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s condensed consolidated financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Second Quarter 2023 Financial Results

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

	June 30,	December 31,
	2023	2022
	(Unaudited)

Current assets:
Cash and cash equivalents	$34,644	$147,188
Accounts receivable, net of allowance for credit losses of $979 and $1,074 as of June 30, 2023 and December 31, 2022	31,888	28,273
Inventory:
Aircraft, airframes, engines, and parts, net	198,023	117,488
Advance vendor payments	35,688	27,585
Deposits, prepaid expenses, and other current assets	12,101	13,022
Total current assets	312,344	333,556
Fixed assets:
Aircraft and engines held for lease, net	25,545	31,288
Property and equipment, net	22,892	12,638
Inventory:
Aircraft, airframes, engines, and parts, net	102,664	66,042
Operating lease right-of-use assets	29,689	31,624
Deferred income taxes	13,016	11,287
Deferred financing costs, net	319	544
Deferred customer incentives and other assets, net	550	628
Goodwill	19,860	19,860
Other intangible assets, net	23,057	24,112
Total assets	$549,936	$531,579

Current liabilities:
Accounts payable	$26,088	$21,131
Accrued expenses	5,546	8,843
Lessee and customer purchase deposits	23,615	17,085
Current operating lease liabilities	4,586	4,426
Deferred revenue	3,074	1,355
Total current liabilities	62,909	52,840

Long-term debt	8,559	-
Long-term lease deposits	152	152
Long-term operating lease liabilities	26,387	28,283
Maintenance deposit payments and other liabilities	68	668
Warrant liability	3,597	4,656
Total liabilities	101,672	86,599
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,250,407 and 51,189,461 shares as of June 30, 2023 and December 31, 2022	5	5
Additional paid-in capital	312,108	306,141
Retained earnings	136,151	138,834
Total stockholders' equity	448,264	444,980
Total liabilities and stockholders’ equity	$549,936	$531,579

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Products	$37,623	$108,622	$83,118	$200,990
Leasing	3,286	7,355	8,908	15,556
Services	28,417	23,631	55,571	45,868
Total revenue	69,326	139,608	147,597	262,414
Cost of sales and operating expenses:
Cost of products	26,931	63,019	58,479	120,947
Cost of leasing	1,079	2,531	2,202	4,720
Cost of services	21,176	19,078	42,385	35,064
Total cost of sales	49,186	84,628	103,066	160,731
Gross profit	20,140	54,980	44,531	101,683
Selling, general, and administrative expenses	27,097	23,503	52,321	47,269
(Loss) income from operations	(6,957)	31,477	(7,790)	54,414
Other income (expenses):
Interest income (expense), net	381	(183)	1,428	(378)
Other income, net	138	116	371	481
Change in fair value of warrant liability	1,393	1,382	1,059	148
Total other income	1,912	1,315	2,858	251
(Loss) income before income tax provision	(5,045)	32,792	(4,932)	54,665
Income tax benefit (expense)	2,357	(6,337)	2,249	(10,984)
Net (loss) income	$(2,688)	$26,455	$(2,683)	$43,681

(Loss) earnings per share:
Basic	$(0.05)	$0.51	$(0.05)	$0.85
Diluted	$(0.08)	$0.47	$(0.07)	$0.81
Weighted average shares outstanding:
Basic	51,227,484	51,691,076	51,217,990	51,688,837
Diluted	51,404,653	53,882,242	51,417,889	53,911,280

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(2,683)	$43,681
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,069	5,757
Amortization of debt issuance costs	225	225
Amortization of operating lease assets	198	-
Inventory reserve	709	1,810
Impairment of aircraft held for lease	-	857
Provision for credit losses	-	(419)
Deferred income taxes	(1,729)	(2,313)
Change in fair value of warrant liability	(1,059)	(148)
Share-based compensation	5,759	7,672
Changes in operating assets and liabilities:
Accounts receivable	(3,615)	(907)
Inventory	(134,278)	13,369
Deposits, prepaid expenses, and other current assets	921	(482)
Deferred customer incentives and other assets	78	111
Advance vendor payments	(8,103)	(6,707)
Accounts payable	4,957	2,213
Income tax payable	-	4,094
Accrued expenses	(3,296)	(1,609)
Deferred revenue	1,719	4,347
Lessee and customer purchase deposits	6,530	(28,825)
Other liabilities	(599)	(1,522)
Net cash (used in) provided by operating activities	(129,197)	41,204
Cash flows from investing activities:
Proceeds from sale of assets	12,700	35,707
Acquisition of aircraft and engines held for lease, including capitalized cost	-	(6,463)
Purchase of property and equipment	(4,814)	(3,741)
Net cash provided by investing activities	7,886	25,503
Cash flows from financing activities:
Proceeds from long-term debt	8,559	-
Taxes paid related to net share settlement of equity awards	(70)	-
Proceeds from the issuance of Employee Stock Purchase Plan shares	278	345
Net cash provided by financing activities	8,767	345

(Decrease) increase in cash and cash equivalents	(112,544)	67,052
Cash and cash equivalents, beginning of period	147,188	130,188
Cash and cash equivalents, end of period	$34,644	$197,240

Supplemental disclosure of cash activities
Income tax payments, net	1,276	9,572
Interest paid	286	426
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) aircraft and engine held for lease, net	3,711	(17,060)
Reclassification of customer purchase deposits to sale of assets	-	12,500

Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table (In ‘000s, except per share data)

(Unaudited)

Faci
	Three months ended June 30,				Six months ended June 30,
	2023	% of Total Revenue	2022	% of Total Revenue	2023	% of Total Revenue	2022	% of Total Revenue
Reported Net (Loss)/Income	(2,688)	(3.9)%	26,455	18.9%	(2,683)	(1.8)%	43,681	16.6%
Addbacks:
Change in FV of Warrant Liability	(1,393)	(2.0)%	(1,382)	(1.0)%	(1,059)	(0.7)%	(148)	(0.1)%
Stock Compensation	3,028	4.4%	3,917	2.8%	5,759	3.9%	7,672	2.9%
Inventory Write-Off	-	0.0%	1,845	1.3%	-	0.0%	1,845	0.7%
Impairment in Flight Equipment	-	0.0%	857	0.6%	-	0.0%	857	0.3%
Secondary Offering Costs	309	0.4%	-	0.0%	309	0.2%	-	0.0%
Facility Relocation Costs	342	0.5%	-	0.0%	722	0.5%	-	0.0%
Income Tax Effect of Adjusting Items (1)	(188)	(0.3)%	-	0.0%	(297)	(0.2)%	-	0.0%
Adjusted Net (Loss)/Income	(590)	(0.9)%	31,693	22.6%	2,751	1.8%	53,907	20.4%
Interest Expense	(381)	(0.5)%	183	0.1%	(1,428)	(1.0)%	378	0.1%
Income Tax Expense (Benefit)	(2,357)	(3.4)%	6,337	4.5%	(2,249)	(1.5)%	10,984	4.2%
Depreciation and Amortization	2,600	3.8%	2,891	2.1%	5,069	3.4%	5,757	2.2%
Reversal of Income Tax Effect of Adjusting Items (1)	188	0.3%	-	0.0%	297	0.2%	-	0.0%
Adjusted EBITDA	(540)	(0.8)%	41,104	29.3%	4,440	2.9%	71,026	26.9%

Reported Basic (loss) earnings per share	(0.05)		0.51		(0.05)		0.85
Addbacks:
Change in fair value of warrant liability	(0.03)		(0.03)		(0.02)		-
Stock-based compensation	0.06		0.08		0.11		0.15
Inventory Write-Off	-		0.04		-		0.04
Impairment in Flight Equipment	-		0.02		-		0.02
Secondary Offering Costs	0.01		-		0.01		-
Facility Relocation Costs	0.01		-		0.01		-
Income Tax Effect of Adjusting Items	-		-		(0.01)		-
Adjusted Basic (loss) earnings per share	0.00		0.61		0.05		1.06

Reported Diluted (loss) earnings per share	(0.08)		0.47		(0.07)		0.81
Addbacks:
Change in FV of warrant liability	(0.03)		(0.03)		(0.02)		-
Stock-based compensation	0.06		0.07		0.11		0.14
Inventory Write-Off	-		0.03		-		0.03
Impairment in Flight Equipment	-		0.02		-		0.02
Secondary Offering Costs	0.01		-		0.01		-
Facility Relocation Costs	0.01		-		0.01		-
Income Tax Effect of Adjusting Items	-		-		(0.01)		-
Adjusted Diluted (loss) earnings per share	(0.03)		0.56		0.03		1.00

(1) The income tax effect of adjusting items is calculated at the Company's effective tax rate for the applicable period.

Forward Looking Statements

This press release includes “forward-looking statements”.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including all statements set forth in the “Updated 2023 Guidance” section above such as expectations of revenue in the range of $400 - $440 million and adjusted EBITDA in the range of $40 - $55 million; our expectations that up to twelve additional aircraft will be converted to freighters by third parties;  the anticipation that the 757 P2F conversion program is expected to be a strong contributor to the Company; anticipations regarding an increasingly favorable market for feedstock availability within AerSale’s USM business and greater demand for USM parts; expectations regarding feedstock, and our belief that we are well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; expectations of increased capacity for third party work and revenue at our Goodyear, Arizona facility; the anticipated receipt and typical timeline of receipt from the FAA of an STC for our AerAware product; expectation that AerAware is a technology that will be broadly adopted and that sales of AerAware will be a meaningful contributor to long-term performance; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

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AerSale: Jackie Carlon

Telephone: (305) 764-200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com